Exhibit 99.1

Moelis Promotes Christopher Callesano to Chief Financial Officer

New York, February 27, 2025 – Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced the appointment of Christopher Callesano to Chief Financial Officer effective March 31, 2025. Chris succeeds Joseph Simon who will be leaving the Firm following a distinguished 15-year tenure at Moelis. Joe will work closely with Chris and the executive team to ensure a seamless transition over the next three months before joining Wachtell, Lipton, Rosen & Katz as Chief Financial Officer.

Chris has been with Moelis since 2010 and currently serves as Managing Director, Principal Accounting Officer and Corporate Controller. With over 25 years of finance and accounting experience, he has worked alongside Joe for almost 15 years and has been heavily involved in building the Firm’s finance and accounting infrastructure and operations to support Moelis’s significant growth. Chris will continue to be based at the Firm’s headquarters in New York.

Commenting on the appointment, Ken Moelis said, “We want to thank Joe for his trusted partnership and exceptional contributions to our Firm. His leadership has been integral to our growth and our evolution as a public company, and we wish him well in his new position as CFO of Wachtell Lipton, a trusted legal partner to us for many years. Chris has a strong track record, deep financial expertise, and intimate knowledge of our operations and culture. We congratulate Chris on his new role and look forward to his contributions as we continue executing our growth strategy to better serve our clients and shareholders.”

Chris commented, “I am excited to take on this role and deeply appreciate the trust that Ken and the executive team have placed in me. Moelis has been my home for nearly 15 years, and I look forward to building on our strong foundation and leading the financial team to support the next phase of the Firm’s growth. I also want to thank Joe for his support throughout my time at Moelis and preparing me for this critical role.”

Prior to joining Moelis, Chris was Senior Managing Director of Financial Reporting and Policy at NASDAQ OMX. Before that, he served as Director of Corporate Reporting at Merrill Lynch and began his career as an auditor at Ernst & Young. Chris holds a B.S. in Accounting from Penn State University, an M.B.A. from the Stern School of Business at New York University and is a Certified Public Accountant.

-ENDS-

About Moelis & Company

Moelis & Company (“Moelis”) is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors. The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors. Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters. The Firm serves its clients from 23 locations in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com.